EXHIBIT 12


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

                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                      Three Months Ended            Nine Months Ended
                                                        September 30,                 September 30,
                                                  -------------------------     ------------------------
                                                       2002        2001             2002         2001
                                                  ----------- -------------     ----------- ------------
      Earnings
        Income before taxes and extraordinary
          items.................................   $  11.4     $   (16.0)       $   22.8     $   19.9

        Adjustments:
          Minority interest in losses of
          consolidated subsidiaries.............       ---          ---             ---          ---
          Undistributed (income) loss of less
          than 50% owned investments............      ---          ---              ---          ---
          Distributions from less than 50%
          owned investments.....................      ---          ---              ---          ---
          Fixed charges.........................      28.3         24.3             79.1         72.7
                                                  ----------- -------------     ----------- ------------

        Earnings................................      39.7         8.3              101.9        92.6
                                                  ----------- -------------     ----------- ------------

      Fixed charges, including preferred
          accretion
        Interest expense, including debt
          discount amortization.................      22.3         21.9             66.9         66.1
        Accretion of redeemable convertible
          preferred stock......................       ---          ---              ---          ---
        Amortization/write-off of debt issuance
          costs.................................      1.2          1.0              3.2          2.7
        Portion of rental expense
          representative of interest factor
          (assumed to be 33%)...................      4.8          1.4              9.0          3.9
                                                  ----------- -------------     ----------- ------------

        Fixed charges...........................   $  28.3     $   24.3         $   79.1     $   72.7
                                                  ----------- -------------     ----------- ------------

      Ratio of earnings to fixed charges........      1.4x         ---              1.3x         1.3x
                                                  ============ ============     =========== ============

      Amount of earnings deficiency for
        coverage of fixed charges...............   $  ---      $   16.0         $   ---      $   ---
                                                  ============ ============     =========== ============

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